MamaMancini’s Holdings, Inc.

25 Branca Road

East Rutherford, NJ

October 29, 2015

Manatuck Hill Partners LLC

1465 Post Road

East Westport, CT 06880

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement, dated December 19, 2014 (as amended, the “Purchase Agreement”), by and between MamaMancini’s Holdings, Inc., a corporation incorporated under the laws of the State of Nevada (the “Company”), and Manatuck Hill Partners, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Manatuck Hill”), pursuant to which that certain Convertible, Redeemable Debenture, dated December 19, 2014 (as amended, the “Debenture”), was issued by the Company in favor of Manatuck Hill Scout Fund, LP, a limited partnership organized and existing under the laws of the State of Delaware (and together with Manatuck Hill, “Manatuck”), in the principal amount of Two Million United States Dollars (US$2,000,000). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement.

We hereby propose that, effective immediately, the Debenture shall be amended as follows:

1.	The definition of “Maturity Date” shall mean “December 19, 2016”; and

2.	The interest payment of Two Hundred Eighty Thousand United States Dollars (US$280,000) which is due on December 19, 2015 shall be amended such that a payment of Sixty Thousand United States Dollars (US$60,000) shall be due and payable by the Company on November 19, 2015, which such payment shall be applied to interest, and the remaining Two Hundred Twenty Thousand United States Dollars (US$220,000), which would otherwise be due and payable on December 19, 2015, shall instead be added to the principal balance of the Debenture and due on the Maturity Date.

In consideration of the foregoing, effective immediately, the Company hereby agrees as follows:

1.	Two Hundred Thirty Thousand (230,000) shares of the Company’s common stock which are current owned by Manatuck Hill shall be immediately purchased by the Company for the purchase price of $0.65 per share, for an aggregate purchase price of One Hundred Forty Nine Thousand Five Hundred United States Dollars (US$149,500), which such amount shall be immediately added to the principal balance of the Debenture and due on the Maturity Date.

2.	An amendment fee of One Hundred Seventy Thousand Five Hundred United States Dollars (US$170,500) shall be paid by the Company to Manatuck Hill in consideration of the amendment granted hereby, which such amount shall be immediately added to the principal balance of the Debenture and due on the Maturity Date.

The Company and Manatuck hereby acknowledged and agree that, following the execution hereof and in consideration of the foregoing, the total aggregate principal balance of the Debenture shall be Two Million Five Hundred Forty Thousand United States Dollars (US$2,540,000). The amended Debenture shall accrue interest at a 14.0% rate upon signing of this agreement.

Except as hereby or heretofore amended or supplemented, the Purchase Agreement and the Debenture shall remain in full force and effect in accordance with its original terms and conditions.

If the foregoing correctly sets forth your and our understanding, please execute the enclosed copy of this letter in the spaces provided below and return such fully executed copy to the undersigned as soon as possible.

This amendment letter may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. An executed facsimile, “pdf” or similar signed copy of this amendment letter shall be deemed to be a valid and binding agreement between the parties hereto.

[signature page follows]

Very truly yours,

MAMAMANCINI’S HOLDINGS, INC.

By:
Name:	Carl Wolf
Title:	Chief Executive Officer

CONSENTED AND AGREED:

MANATUCK HILL PARTNERS, LLC

By:
Name:
Title:

MANATUCK HILL SCOUT FUND, LP

By:
Name:
Title: